INTERSIL CORPORATION

2008 EQUITY COMPENSATION PLAN

PERFORMANCE-BASED DEFERRED MARKET STOCK

UNIT (MSU) AWARD

TERMS AND CONDITIONS

(EFFECTIVE [            ])

Intersil Corporation (the “Company” or “Intersil”) has awarded you performance-based deferred market stock units (“MSUs”) pursuant to the Intersil Corporation 2008 Equity Compensation Plan (the “Plan”), and under the terms and conditions set forth in your MSU award letter (the “Letter”) and the terms and conditions set forth in this document (the “Terms and Conditions”) (the Letter and Terms and Conditions collectively referred to herein as the “MSU Award Agreement”). The number of MSUs awarded to you is set forth in the Letter and is subject to adjustment as provided in the MSU Award Agreement. The specific terms of your MSU award are controlled by the MSU Award Agreement and the Plan. Capitalized terms which are not defined in this document will have the meanings specified in the Plan.

1. Vesting; Payment on Vest Date. The vesting of your MSU award is subject to the following rules:

a. Vesting. Subject to Sections 1(c) and 1(d), provided that you remain in the employment or service of the Company through the applicable vesting date, and the Company achieves the performance goals set forth on Schedule 1 attached hereto (the “Performance Goals”) and made a part hereof, you shall become vested in the MSU award per the vesting schedule and percentages set forth in Schedule 1. Upon vesting of the MSU award you will be entitled to one share of Intersil Common Stock for each vested MSU you have been awarded. The shares of Intersil Common Stock represented by the MSU Award will be distributed to you after the Performance Goals have been certified by the Compensation Committee of the Board of Directors of Intersil (the “Committee”). Any portion of the MSU award that does not become vested as a result of the failure to achieve the relevant Performance Goals shall be immediately forfeited with no consideration due to you.

b. Separation from Service as a Result of Your Disability or Death. If you have a Separation from Service as a result of your Disability or death and all or a portion of your MSU award has not yet become vested, any unvested portion of your MSU award will immediately expire and you will not be entitled to any Intersil Common Stock attributable to such unvested portion of the MSU award (except as otherwise specifically provided in Section 1(c) below).

c. Separation from Service as a Result of Your Retirement. If you have a Separation from Service as a result of your Retirement (as defined in the Company’s Retirement Benefits Policy, as in effect on the grant date of your MSU award) and all or a portion of your MSU award has not yet become vested, notwithstanding such Separation from Service, if the unvested portion would have become vested during the period beginning on your Retirement and ending on the date which is eighteen (18) months after your Retirement (the “Post-Retirement Vesting Period”), such unvested portion of your MSU award will vest and be settled in the same manner and at the same time as if you did not have a Separation from Service prior to the date of vesting. In the event of your death following your Retirement, your estate or beneficiary, as applicable, will be entitled to receive that portion of your MSU award that would have become vested during the Post-Retirement Vesting Period in the same manner as if you did not have a Separation from Service prior to the date of vesting of such portion, with such amount to be settled as soon as administratively practicable following the later of (x) the expiration of the performance period and (x) the date of your death. If you have a Separation from Service as a result of your death following your qualification for Retirement but before your Retirement and all or a portion of your MSU award has not yet become vested at the time of your death, your estate or beneficiary, as applicable, will be entitled to receive that portion of your MSU award that would have become vested during the 18-month period following your death in the same manner as if you did not have a Separation from Service prior to the date of vesting of such portion, with such amount to be settled as soon as administratively practicable following the later of (x) the expiration of the performance period and (x) the date of your death. Notwithstanding the foregoing, if at any time during the Post-Retirement Vesting Period you render services to a competitor of the Company, as determined in good faith by the Committee, the unvested portion of your MSU award will immediately expire on the date such services were initially rendered and you will not be entitled to any Intersil Common Stock attributable to such unvested portion of the MSU award. To the extent you render services to a company that could reasonably be considered a competitor of the Company, you must provide written notification of employment with such company to the Company within 10 days of the date such services are initially rendered.

d. Change in Control. Notwithstanding anything in the Letter or in these Terms and Conditions to the contrary, if on or within twelve (12) months after the date of a Change in Control that satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5), your employment is terminated due to an Involuntary Termination or a Voluntary Termination for Good Reason (each a “Covered Termination”), the unvested portion of your MSU award shall immediately become vested as follows: (a) the unvested portion of your MSU award for which the performance period has been completed shall become vested, but only to the extent of the performance level of the Performance Goals achieved through the end of the respective performance period and (b) the unvested portion of your MSU award for any performance period in progress shall become vested, but only to the extent of the performance level of the Performance Goals achieved through the date of the Change in Control. At the time of vesting, payment of Intersil Common Stock attributable to all vested MSUs will be made to you in accordance with Section 1.f. – “Payment Upon Vesting.” Any portion of the MSU award that does not become so vested shall be immediately forfeited with no consideration due to you.

e. Separation from Service for Any Reason Other than Death, Disability, Retirement or a Covered Termination. If, prior to vesting of a portion of your MSU award, you have a Separation from Service with the Company for any reason other than death, Disability, Retirement or a Covered Termination (including without limitation a termination for Cause or as a result of a reduction in force), the unvested portion of your MSU award will expire on the date of your Separation from Service and you will not be entitled to receive Intersil Common Stock attributable to such unvested portion of your MSU award.

f. Payment Upon Vesting. Absent an election otherwise in accordance with Section 2 below, settlement of the vested portion of your MSU award will be made as soon as practicable following the date upon which such portion becomes vested, but in no event later than the end of the calendar year in which such portion became vested.

For the avoidance of doubt, except as otherwise specifically provided in Sections 1(c) and (d) above, upon any Separation from Service, the unvested portion of your MSU award shall be immediately forfeited with no consideration due to you.

2. Deferral of Vested Shares. Notwithstanding Section 1, you may decide to defer the receipt of all or a portion of the shares of Intersil Common Stock payable in respect of your MSU award in accordance with this Section 2 (each deferral period that you select is referred to herein as a “Deferral Period”).

a. Initial Deferral Election. To the extent permitted by Code Section 409A, you may make an initial election to defer receipt of shares of Intersil Common Stock with the Company’s stock plan service provider, provided that such election (x) must be made at least six months and a day prior to the expiration of the performance period and at a time when the Performance Goals are not substantially certain to be achieved and (y) must defer settlement of your MSU award no less than five (5) years beyond the date on which such MSU award would have otherwise been settled. You may not revoke or revise your initial deferral election once made.

b.Subsequent Deferral Election. You may make a subsequent election to defer receipt of shares of Intersil Common Stock with the Company’s stock plan service provider, provided that such election (x) must be made at least twelve months and a day prior to the date that your MSU award was otherwise scheduled to be settled, (y) will not be effective during the twelve-month period following the date it was made and (z) must defer settlement of your MSU award no less than five (5) years beyond the date on which such MSU award would have otherwise been settled. You may not revoke or revise your subsequent deferral elections once made.

c. Separation from Service.

(i)	If, prior to the expiration of the Deferral Period, you have a Separation from Service for any reason and you are not then eligible for Retirement, you shall be entitled to receive shares of Intersil Common Stock in settlement of your vested and deferred MSU awards as soon as administratively practicable thereafter.

(ii)	If, prior to the expiration of the Deferral Period, you have a Separation from Service for any reason and you are then eligible for Retirement, the receipt of Intersil Common Stock for which a deferral election is in effect will continue to be deferred until the end of your previously elected Deferral Period.

(iii)	Notwithstanding clauses (i) and (ii) above, if, prior to the expiration of the Deferral Period, you die, your estate or beneficiaries, as applicable, will be entitled to receive shares of Intersil Common Stock in settlement of your vested and deferred MSU awards as soon as administratively practicable thereafter.

d. Withdrawals due to Unforeseeable Emergency. You may submit a written request to the Committee for immediate distribution of deferred and vested shares of Intersil Common Stock at any time. Such requests are approved at the discretion of the Committee and for a purpose that the Committee determines, in its sole discretion, constitutes an “Unforeseeable Emergency” (as determined in accordance with Code Section 409A).

(i)	For purposes of this Section 2.d., “Unforeseeable Emergency” shall be determined in accordance with Code Section 409A and means a severe financial hardship to you resulting from:

A.	a sudden and unexpected illness or accident involving you, your spouse, or of one of your dependents, as defined in section 152(a) of the Code;

B.	loss of your property due to casualty; or

C.	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond your control that satisfies the limitations contained in applicable tax law.

(ii)	Circumstances that shall not be deemed to meet the above “Unforeseeable Emergency” definition shall include, but not to be limited to, the purchase of a home and the need to pay for the post-secondary education of your children.

(iii)	The circumstances that constitute an Unforeseeable Emergency will depend upon the facts and circumstances of each request, but, in any case, distribution shall not be made to the extent that such hardship is or may be relieved:

A.	through the reimbursement or compensation by insurance or otherwise;

B.	by liquidation of your assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

C.	by cessation of deferrals under a retirement plan or other deferred compensation plan maintained by the Company.

(iv)	Distributions because of an Unforeseeable Emergency shall not exceed the lesser of:

A.	the amount required to meet the need created by the hardship, including amounts necessary to pay taxes reasonably anticipated as a result of the distribution (as determined in the Committee’s sole discretion); or

B.	the aggregate value of your deferred and vested MSU awards.

(v)	Distributions for an Unforeseeable Emergency shall be made as soon as practicable following approval of a request for distribution by the Committee.

3. Stock Ownership Restrictions. If you are subject to Intersil Common Stock ownership requirements established by Intersil’s Board of Directors or the Committee, you will not be permitted to sell your Intersil Common Stock (even if vested and not subject to a deferral commitment) if you have not satisfied the Common Stock ownership requirements established for you or if the sale of your Intersil Common Stock will result in your failure to satisfy those requirements. However, you may be able to sell your Intersil Common Stock without regard to the applicable Common Stock ownership requirements if you establish that you have experienced an Unforeseeable Emergency. A sale will only be permitted in the amount necessary to satisfy that Unforeseeable Emergency.

4. Non-Transferability of Your MSU Award. You may not sell, transfer, assign or in any other way convey or encumber any portion of the MSU award issued to you.

5. Shareholder Rights. You will have no rights as a shareholder (including, without limitation, voting rights and dividend rights) with respect to any Intersil Common Stock covered by your MSU award until you receive Intersil Common Stock in settlement thereof. Notwithstanding the foregoing, you will have the right to receive dividend equivalents on the unvested or deferred portion of your MSU award, as set forth in Section 6 below.

6. Right to Receive Dividend Equivalents. During the vesting period and deferral periods, you will accrue the right to receive an amount equal to the dividends (if any) paid on the Intersil Common Stock attributable to your MSU award as if you owned the underlying Intersil Common Stock. These amounts will be held by the Company and distributed without interest on the applicable payment date for the portion of the MSU award to which such dividends relate, and shall be forfeited to the extent that the applicable portion of the MSU award is forfeited.

7. Nature of Unvested Common Stock Subject to the MSU Award. The MSU award represents the right to acquire a certain number of shares of Intersil Common Stock upon vesting. Your MSU award does not constitute Intersil Common Stock and no shares of Intersil Common Stock will be issued or transferred to you until all requirements applicable to the MSU award have been satisfied, as determined by the Committee.

8. Nature of Deferred Shares. No shares of Intersil Common Stock (or dividend equivalents) will be issued or transferred to you until all requirements applicable to your deferral under Section 2 of these Terms and Conditions have been satisfied as determined by the Committee. The obligation to make distributions pursuant to MSU awards for which a deferral election has previously been made will be an obligation solely of the Company. Notwithstanding any other provision of the MSU Award Agreement, you and your beneficiaries will be unsecured general creditors of the Company, with no secured or preferential rights to any assets of the Company or any other party in connection with the Company’s obligation to make distributions hereunder. The Company’s obligation to make distributions hereunder constitutes an unfunded and unsecured promise.

9. Withholding of Taxes.

a. Share Withholding. Upon vesting of this MSU award, or the expiration of a deferral period if you elected to defer receipt of Intersil Common Stock, you may request through the Company’s stock plan service provider to withhold shares of Intersil Common Stock then issued by the Company from the shares otherwise to be received by you in order to satisfy the liability for any amount of tax withholding as required by law. The number of Shares so withheld shall have an aggregate Fair Market Value on the date of vesting or the last day of the applicable deferral period, as applicable, sufficient to satisfy the applicable withholding taxes (provided that withholding in the form of shares of Intersil Common Stock shall not occur at a rate that exceeds the minimum required federal, state and local statutory withholding rates).

b. Withholding Required. Notwithstanding anything herein to the contrary, your satisfaction of any tax-withholding requirements shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to distribute shares of Intersil Common Stock (and dividend equivalents) to you.

10. Delay of Certain Payments. Notwithstanding any other provision of these Terms and Conditions, if you are a “Specified Employee” as defined in Section 409A of the Code, and if any payment due under these Terms and Conditions would subject you to any penalty tax imposed under Section 409A of the Code if such payment was made within six months after your Separation from Service, then the payments that would be made during such period shall be withheld and paid (without interest) on the first day which is at least six months after the date of your Separation from Service (or within 10 days after the date of your death, if earlier).

11. Incorporation by Reference. Your MSU award shall be subject to the terms, conditions and limitations set forth in the MSU Award Agreement and the Plan (the terms of which are incorporated herein by reference). In the event of any contradiction, distinction or differences between the MSU Award Agreement and the terms of the Plan, the terms of the Plan will control.

12. Governing Law. Your MSU award and the MSU Award Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the application of any conflicts of laws provisions.

13. Definitions. The terms “Change in Control,” “Involuntary Termination” and “Voluntary Termination for Good Reason” shall have the meanings set forth in your Executive Change in Control Severance Benefits Agreement, dated as of [                    ] (as amended from time to time). The terms “Cause,” “Code,” “Committee,” “Disability,” “Fair Market Value” and “Separation from Service” shall have the meanings set forth in the Plan.

14. Miscellaneous.

a. The captions of these Terms and Conditions are not part of the provisions hereof and shall have no force or effect. These Terms and Conditions may not be amended or modified, except pursuant to a written agreement between you and the Company unless such amendments or modifications are required in order to comply with applicable laws or to preserve deferral of taxation under Section 409A of the Code. The invalidity or unenforceability of any provision of these Terms and Conditions shall not affect the validity or enforceability of any other provision of these Terms and Conditions.

b. The Committee may make such rules and regulations and establish such procedures for the administration of your MSU award as it deems appropriate. Without limiting the generality of the foregoing, the Committee may interpret the MSU Award Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law. In the event of any dispute or disagreement as to the interpretation of the MSU Award Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the MSU Award Agreement, the decision of the Committee shall be final and binding on all persons, including without limitation, you.

c. All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board of Directors of the Company or mailed to its principal office, addressed to the attention of the Board of Directors; and if to you, shall be delivered personally, sent by facsimile transmission or mailed to you at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 14(c).

d. The failure of you or the Company to insist upon strict compliance with any provision of the MSU Award Agreement or the Plan, or to assert any right that you or the Company, respectively, may have under the MSU Award Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of the MSU Award Agreement or the Plan.

e. Nothing in these Terms and Conditions shall confer on you the right to continue in the service or employment of the Company or interfere in any way with the right of the Company and its stockholders to terminate your service or employment at any time.

f. Nothing in these Terms and Conditions, and no action taken pursuant to the provisions of these Terms and Conditions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or its officers or the Committee, on the one hand, and you or any other person, or entity on the other.

g. Your MSU award is intended to comply with, or be exempt from, Code Section 409A and shall be interpreted in a manner consistent therewith; provided, however, that neither the Company, any of its subsidiaries, the Board of Directors, the Committee or any other person shall have any liability to you if your MSU award is not exempt from, or compliant with, Code Section 409A. Each payment in a series of payments hereunder shall be treated as a separate payment for purposes of Code Section 409A.

INTERSIL CORPORATION

By:
Title:

[EMPLOYEE]

Schedule 1

1)	Target Number of MSUs Granted

[insert target] – subject to adjustment (up or down) as provided below.

2)	Vesting Schedule

Depending upon performance, your MSU award will vest [insert vesting dates and percentages].

3)	Performance Period

The Performance Period for your MSU award is [insert number of years] years – [insert first day of performance period] through [insert last day of performance period].

4)	Performance Goals and Payout

a.	Performance Metric:

Distribution of your MSU award is based on the Company’s total shareholder return (TSR) and stock price appreciation relative to the TSR and stock price appreciation of the Company’s peer group of companies, as set forth on Schedule 2.

b.	Plan Structure:

Percentile Rank	Payout
XXXX	XXXX	%	Results will be linearly interpolated within the payout grid (for example, if Intersil’s TSR is at the [insert percentage] percentile, actual payout would be [insert percentage]% of target).
XXXX	XXXX	%
XXXX	XXXX	%
XXXX	XXXX	%
Minimum Intersil TSR XXXX%

c.	Equity Award Payout:

i.	No payouts will be made unless [insert performance threshold].

ii.	In order to receive a 100% (target) payout on your MSU award, [insert target level of performance].

iii.	Depending on the Company’s performance, the minimum amount payable to you in respect of your MSU award is 0% of the target number of shares underlying your MSU award and the maximum amount payable is [insert maximum percentage]% of the target number of shares underlying your MSU award.

d.	Calculation of TSR to Determine Final Equity Award Distribution:

Effective on the date of issuance of the MSU award, which is the beginning of the performance period, the TSR performance baseline will be calculated using the [insert] month period preceding the issuance date (insert issuance date) and applying a “simple” average (un-weighted) and compared to a [insert] month period preceding the end of the Performance Period (insert end date) and applying a “simple” average (un-weighted) at the end of the Performance Period against the peer group.

e.	Treatment of Dividends:

Dividends are assumed to be reinvested for purposes of determining the TSR.

f.	The Compensation Committee reviews and approves the TSR calculation that determines the earned amount of equity that will be distributed in respect of your MSU award.

5)	Performance Threshold

[insert threshold]% Intersil absolute TSR

6)	Peer Group Comparison

a.	See Schedule 2 (attached) for the peer group of companies. The Compensation Committee has the authority to use discretion in determining the ultimate peer group if the number of peer group companies falls below ten within the Performance Period.

b.	If a company in the peer group is no longer the surviving entity or a publicly traded company, the company shall no longer be considered a peer company when calculating the performance comparison.

Schedule 2

Peer Group of Companies

	TICKER SYMBOL	COMPANY NAME

1	XXXX	XXXX

2	XXXX	XXXX

3	XXXX	XXXX

4	XXXX	XXXX

5	XXXX	XXXX

6	XXXX	XXXX

7	XXXX	XXXX

8	XXXX	XXXX

9	XXXX	XXXX

10	XXXX	XXXX

11	XXXX	XXXX

12	XXXX	XXXX

13	XXXX	XXXX

14	XXXX	XXXX